Exhibit 10.36

RBC Bearings Incorporated
One Tribology Center
Oxford, CT  06478

June 17, 2005

Whitney & Co.
177 Broad Street
Stamford, CT  06901

Dr. Michael J. Hartnett
c/o RBC Bearings Incorporated
One Tribology Center
Oxford, CT  06478

Re:	IPO Equity/Shareholder Matters

Gentlemen:

                This letter memorializes the resolution of a number of issues concerning the recapitalization (the “Recapitalization”) of RBC Bearings Incorporated (the “Company”) to be effectuated in connection with and immediately prior to the closing of the proposed initial public offering of the Company’s common stock (the “IPO”).  Based on the resolution of these issues as described herein, the Company, Dr. Hartnett and Whitney & Co. (together with its affiliates, “Whitney”) are prepared to move forward on the IPO.  Capitalized terms used but not defined herein shall have the meanings set forth in the Existing Charter (as described below).

1.             Transaction.  The Company shall endeavor to consummate an IPO resulting in aggregate gross proceeds to the Company and the Selling Stockholders (as defined below) of at least $125 million.  The IPO shall be contingent upon the contemporaneous closing of a refinancing transaction resulting in additional net proceeds to the Company (after the repayment of existing indebtedness) of not less than $30 million (the “Refinancing”).  The proceeds of the Refinancing shall be combined with proceeds from the IPO (and, if required, proceeds from a borrowing under the revolver) and used for the purposes described in the proposed sources and uses of funds attached hereto as Exhibit A.

2.             Selling Stockholders.  Notwithstanding anything to the contrary set forth in the Stockholders’ Agreement, the parties agree that the stockholders of the Company identified in Exhibit B (the “Selling Stockholders”) shall be permitted to sell shares of New Common Stock in the IPO (the “Secondary Sale”), including shares received by Dr. Hartnett and members of management upon the cashless exercise of outstanding options and/or warrants.  Subject to paragraph 3 below and the approval of the managing underwriter, the Selling Stockholders shall sell in the relative proportions described in Exhibit B (the “Secondary Sale Allocation”).  Whitney and Dr. Hartnett hereby waive compliance with the applicable provisions of the Stockholders’ Agreement to the extent required to give effect to the arrangement described in this paragraph.

3.             Adjustments to Size of Offering.  As a general rule, Whitney and Hartnett agree that (i) if the underwriters exercise their “over-allotment” option with respect to the IPO (the “Shoe”), the net proceeds thereof shall be paid solely to the Company and not to the Selling Stockholders and (ii) if market conditions require the size of the offering to be reduced, any reduction in aggregate IPO proceeds payable to the Selling Stockholders shall be allocated among the Selling Stockholders on a pro rata basis according to the relative proportions set forth in the Secondary Sale Allocation.  Notwithstanding the foregoing, Whitney and Hartnett have agreed with the underwriter to establish a price range for the Offering of $14-$16 per share, and based on such range and revisions to the IPO structure mutually agreed upon with the underwriter, Whitney and Hartnett have further agreed to reduce the size of the Secondary Sale by 417,000 shares in the aggregate, to be allocated among the Selling Stockholders in accordance with clause (ii) above; provided, however, that if the underwriters exercise the Shoe, then the Selling Stockholders shall be entitled to sell an aggregate of 417,000 shares pursuant to the Shoe (to be allocated among the Selling Stockholders in accordance with clause (ii) above).  The foregoing revisions to the IPO structure is summarized in Exhibit C hereto.  The parties acknowledge and agree that the details of Exhibit C are subject to further negotiation based on the marketability of the IPO and the advise of the managing underwriter, and the parties agree to work in good faith with each other and the managing underwriter with respect to such negotiations.

4.             Class B Preferred.  Immediately prior to the consummation of the Recapitalization, all outstanding shares of Class B Preferred Stock shall be converted in accordance with their terms.  Upon such conversion, the holders thereof shall receive shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock, in each case in amounts determined in accordance with the Company’s amended and restated certificate of incorporation in effect immediately prior to the Recapitalization (the “Existing Charter”).

5.             Class C Preferred.  Pursuant to the Recapitalization, the Company shall redeem all of the outstanding shares of Class C Preferred Stock for an aggregate cash redemption price equal to the Class C Liquidation Amount determined in accordance with the Existing Charter through the date of repurchase.  An example of the calculation of the Class C Liquidation Amount as of June 30, 2005 is attached hereto as Exhibit D.

6.             Class D Preferred.  The parties hereto acknowledge that market expectations will not permit the Class D Preferred Stock to remain outstanding after the IPO.  Therefore, the Company shall treat the IPO as a Sale of the Company in which the aggregate Class D Liquidation Amount is equal to $8 million.  Pursuant to the Recapitalization, the Company shall repurchase all of the outstanding Class D Preferred Stock for an aggregate repurchase price equal to $8 million, $4 million of which shall be paid in cash and $4 million of which shall be paid in shares of Class A Common Stock to be determined based on the IPO offering price to the public (without any reduction for underwriters’ discounts, commissions or fees) (the “IPO Price”).  Solely for purposes of the IPO and the Recapitalization, Whitney and Dr. Hartnett hereby irrevocably agree to the foregoing calculation of the Class D Liquidation Amount and, subject to the payment in full of the repurchase price described above, hereby waive all rights they may have under the Existing Charter with respect thereto.  It is expressly agreed that if the IPO is not consummated, the calculation of the Class D liquidation Amount described in this paragraph shall be of no legal effect or consequence and shall not be binding on any party.

7.             Single Class of Common Stock.  In connection with the IPO, the Company shall establish a single class of common stock (the “New Common Stock”) entitling the holders thereof to one vote per share with respect to all matters to be voted on by the Company’s stockholders.  As a result, all outstanding shares of Class A Common Stock and Class B Common Stock shall be converted into New Common Stock, and all outstanding options and warrants that are exercisable for Class A Common Stock or Class B Common Stock shall become exercisable for shares of New Common Stock.  Dr. Hartnett expressly acknowledges and agrees that, as a result of the foregoing, the super-voting rights of the Class B Common Stock shall be eliminated.

8.             Recapitalization.  Immediately prior to the closing of the IPO, the Company will give effect to the Recapitalization, which will proceed substantially as follows:

a.                                       Pursuant to a Repurchase and Exchange Agreement to be entered into by the Company and the holders of Series C Preferred Stock and Series D Preferred Stock, (i) the Company shall redeem all of the outstanding shares of Class C Preferred Stock for an aggregate cash repurchase price equal to the Class C Liquidation Amount determined in accordance with the Existing Charter through the date of repurchase, and (ii) the Company shall repurchase all of the outstanding shares of Class D Preferred Stock for an aggregate repurchase price equal to $8 million,  payable as follows: (A) $4 million shall be paid in cash, and (B) $4 million shall be paid by issuance to the holders of the Class D Preferred Stock of an aggregate number of shares of Class A Common Stock determined by dividing $4 million by the IPO Price.

b.                                      The Company shall amend and restate the Existing Charter in order to, among other things, (i) eliminate all existing classes and series of capital stock, (ii) authorize the New Common Stock and a new class of “blank check” preferred stock, and (iii) reclassify all outstanding shares of Class A Common Stock and Class B Common Stock (including shares issued to the holders of Class C Preferred Stock and Class D Preferred Stock as described in paragraphs 4 and 6 above) to the effect that all of such shares shall be converted into shares of New Common Stock on a 1:1 basis (subject to adjustment to reflect any stock split or reverse stock split required in connection with the IPO).

9.             Termination of Management Services Agreement.  Upon the closing of the IPO, the Amended and Restated Management Services Agreement dated as of July 29, 2002 between Roller Bearing Company of America, Inc. (“RBCA”) and Whitney & Co. (as amended) shall be terminated; provided that such termination shall be contingent upon the Company’s or RBCA’s prior payment of all amounts due and owing thereunder through the date of termination.

10.           Option Plans.  Upon the closing of the IPO, all existing option plans of the Company shall be frozen, such that no further awards or grants shall be made thereunder.  In addition, a new long-term incentive plan shall be established pursuant to which options or other equity awards may be granted with respect to 6% of the Company’s post-IPO fully-diluted common stock (the “New Option Pool”).  Sixty percent (60%) of the New Option Pool shall be awarded to Dr. Hartnett and the remaining 40% shall be awarded to other employees of the Company at the discretion of the board of directors.

11.           Tax Settlement/Bonus.  Dr. Hartnett represents to the Company and Whitney that he has initiated settlement (the “Settlement”) of a dispute between himself and the Internal Revenue Service with respect to a transaction he entered into with a family partnership.  The Company has been advised by its accountants that the Settlement will create compensation deductions for the Company and, therefore, will result in a significant tax benefit to the Company (the ”Company Tax Benefit”).  In light of the foregoing, the parties agree as follows:

a.                                       Contingent upon approval of the Board of Directors and RBCA’s senior and SCIL lenders, (i) RBCA shall pay to Hartnett a one-time special cash bonus in the amount of $5,200,000 (the ”Settlement Bonus”), (ii) RBCA shall reduce Hartnett’s base salary for Fiscal Year 2006 by the amount of $180,000 (such reduction to be applied evenly across all remaining payments for such period), and (iii) in addition to any other bonus to which Hartnett may be eligible or entitled to receive pursuant to his employment agreement, RBCA shall pay Hartnett a special cash bonus in the amount of $45,000 for each of the Fiscal Years 2007 - 2010 (each, a “Special Bonus”).  The Settlement Bonus and each Special Bonus shall be paid in accordance with RBCA’s general payroll practices and shall be subject to all applicable withholdings.

b.                                      The Settlement Bonus shall be paid on or prior to June 30, 2005, and a portion of such bonus shall be paid by RBCA directly to the Internal Revenue Service, on Hartnett’s behalf, for credit against taxes owed under the Settlement.  Such portion shall equal the lesser of (x) $3,564,600 and (y) the aggregate net amount of the Settlement Bonus available to be paid to Hartnett after giving effect to all required withholdings.

c.                                       Hartnett shall not rescind, revoke, amend or modify the Settlement or take any other action which, in each case, could result in the Company losing all or any portion of the Company Tax Benefit without obtaining the prior written consent of Whitney and the disinterested members of the Board of Directors.

d.                                      The parties shall support any amendment to Hartnett’s employment agreement to the extent required to give effect to the Special Bonuses.

e.                                       Except as expressly set forth in this paragraph 11, Hartnett shall not be entitled to any compensation whatsoever (whether paid in cash or through the issuance of options or equity or equity-linked securities) as a result of, in connection with or relating to the Settlement.

12.           Miscellaneous.

a.                                       THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW.

b.                                      This letter agreement contains the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

c.                                       If (i) any provision of this letter agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, or (ii) the managing underwriters require any provision of this letter agreement to be disregarded or revised in order to ensure the successful marketing of the IPO, then in each case such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this letter agreement shall be reformed and construed as if such invalid, inoperative, unenforceable, disregarded or revised provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

d.                                      The parties hereto have participated jointly in the negotiation and drafting of this letter agreement.  In the event an ambiguity or question of intent or interpretation arises, this letter agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this letter agreement.

e.                                       This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.                                         Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this letter agreement.

* * *

[Signature page follows]

If you are in agreement with the foregoing, please execute a copy of this letter in the space provided below and return it to the Company.

Very truly yours,

RBC BEARINGS INCORPORATED

By:
Name:
Title:

Accepted and agreed to as of June __, 2005, by:

ROLLER BEARING COMPANY OF AMERICA, INC.

By:
Name:
Title:

WHITNEY & CO.
(on behalf of itself and its affiliates)

By:
Name:
Title:

Dr. Michael J. Hartnett
(on behalf of himself and Hartnett Family Investments, L.P.)

Exhibit A

Sources and Uses of Funds

(see attached)

Exhibit B

Selling Stockholders

STOCKHOLDER	PROCEEDS OF NEW COMMON STOCK TO BE SOLD IN IPO (A)
Whitney (together with its affiliates)	$20.0 million
Hartnett (together with his affiliates)	$15.6 million
Other Management	$4.4 million
TOTAL	$40.0 million

(A)  Assumes $125 million total offering size based on a $275 million post-IPO equity value.  Includes shares to be sold by Hartnett and other members of management following cashless exercise of options/warrants.  Does not include proceeds to be received in connection with redemption or repurchase of Class C Preferred Stock or Class D Preferred Stock.

Exhibit C

IPO Restructure as of June 17, 2005

(see attached)

Exhibit D

Example of Calculation of Series C Liquidation Amount

(see attached)